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                                                                     EXHIBIT 1.2

                   [FIRST UNION SECURITIES, INC. LETTERHEAD]


                                 July 20, 2001


STRICTLY CONFIDENTIAL
---------------------

The Intercept Group, Inc.
3150 Holcomb Bridge Road, Suite 200
Norcross, GA 30071

Attention:  Mr. Scott Meyerhoff
            Chief Financial Officer

Dear Mr. Meyerhoff:

     This letter constitutes the agreement between The Intercept Group, Inc. (the "Company") and First Union Securities, Inc. ("FUSI") that FUSI will serve as a financial advisor of the Company in connection with its equity offering filed on July 10, 2001. A nonrefundable cash fee of $250,000 for financial advisory services will be payable upon closing of the equity offering. This fee is addition to any other fees payable in connection with the offering. In acknowledgment that the foregoing correctly sets forth the understanding reached by FUSI and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding agreement as of the date indicated above.

                                Sincerely,

                                FIRST UNION SECURITIES INC.


                                By:   /s/ Timothy Monnin
                                   -----------------------------
                                Name:  Timothy Monnin
                                Title: Managing Director

Accepted and Agreed:

THE INTERCEPT GROUP, INC.

By: /s/ Scott R. Meyerhoff
   ---------------------------
Name:  Scott R. Meyerhoff
Title: Senior Vice President CFO